EXHIBIT 99
                                KYSOR INDUSTRIAL CORPORATION

                                EMPLOYEE STOCK OWNERSHIP PLAN
                                           _______


                          REPORT ON AUDITS OF FINANCIAL STATEMENTS

                                 AND SUPPLEMENTAL SCHEDULES

                       for the years ended December 31, 1993 and 1992





           		        KYSOR INDUSTRIAL CORPORATION
                                EMPLOYEE STOCK OWNERSHIP PLAN

                                INDEX TO FINANCIAL STATEMENTS
                                 AND SUPPLEMENTAL SCHEDULES
                                           _______



                                                                         Pages

Report of Independent Accountants                                            2


Financial Statements:

   Statement of Net Assets Available for Plan Benefits as
       of December 31, 1993 and 1992                                         3

   Statement of Changes in Net Assets Available for Plan
       Benefits for the Years Ended December 31, 1993,
       1992 and 1991                                                         4

   Notes to Financial Statements                                           5-8


Supplemental Schedules:

   Item 27a - Schedule of Assets Held for Investment
       Purposes as of December 31, 1993                                      9

   Item 27d - Schedule of Reportable Transactions for
       the year ended December 31, 1993                                     10




                REPORT OF INDEPENDENT ACCOUNTANTS


To the Committee of
Kysor Industrial Corporation
Employee Stock Ownership Plan:

We have audited the accompanying statement of net assets available for plan benefits of Kysor Industrial Corporation Employee Stock Ownership Plan as of December 31, 1993 and 1992, and the related statement of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1993 and 1992, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules as listed in the accompanying index on page 1 are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 and are not a required part of the basic financial statements. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.




Detroit, Michigan
March 9, 1994





                          KYSOR INDUSTRIAL CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN

                 STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                         as of December 31, 1993 and 1992
                                    _______


             ASSETS                              1993            1992
Cash and cash equivalents                $      61,306               -

Receivables:
   Preferred stock dividend                    658,362   $     662,632

   Contributions                                36,000          33,600

Investments, at fair value (Note 3)         25,813,079      26,313,680

         Total assets                       26,568,747      27,009,912


          LIABILITIES

Notes payable                               20,697,453      21,046,179

Accrued interest                               694,362         696,232

Accounts payable                                     -          18,420

         Total liabilities                  21,391,815      21,760,831

Net assets available for plan benefits   $   5,176,932   $   5,249,081


                           The accompanying notes are an integral
                              part of the financial statements.





                                KYSOR INDUSTRIAL CORPORATION
                                EMPLOYEE STOCK OWNERSHIP PLAN

               STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                    for the years ended December 31, 1993, 1992 and 1991
                                           _______



                                             1993          1992          1991

Additions:
   Employer contributions             $    367,683  $    381,159  $     367,561
   Dividend and interest income          1,733,198     1,737,561      1,819,465
   Net appreciation in fair value
       of investments                            -     4,008,104              -

                                         2,100,881     6,126,824      2,187,026

Deductions:
   Benefits paid to withdrawing
       participants                        246,778       211,980        133,168
   Interest expense                      1,733,014     1,763,415      1,813,064
   Net depreciation in fair value
       of investments                      193,238             -         68,257

                                         2,173,030     1,975,395      2,014,489

         Net additions (deductions)        (72,149)    4,151,429        172,537

Net assets available for plan
     benefits, beginning of year         5,249,081     1,097,652        925,115

         Net assets available for
             plan benefits, end
               of year                   5,176,932  $  5,249,081  $   1,097,652


                           The accompanying notes are an integral
                              part of the financial statements.






                                 KYSOR INDUSTRIAL CORPORATION
                                EMPLOYEE STOCK OWNERSHIP PLAN

                                NOTES TO FINANCIAL STATEMENTS
                                           _______



1.   Summary of Significant Accounting Policies:

     Investment Valuation

     Investments in common stock traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. The preferred stock was valued at $24.50 per share on December 31, 1993, based on a market comparable analysis performed by an independent investment firm. On December 31, 1992, the preferred stock was valued at its liquidation preference of $24.375 per share. Units of the collective investment fund are valued at $1. The Plan's assets, which consist primarily of the items noted above, are held by the trustee of the Plan.

     Investment Transactions

     Purchases and sales of securities are reflected on a trade-date basis. The basis on which cost is determined in computing realized gains or losses from sales or distributions of investments is average cost.

     Change in Unrealized Appreciation (Depreciation) of Investments

     In accordance with the policy of stating investments at fair value, the Plan presents the net appreciation (depreciation) in the fair value of its investments in the statement of changes in net assets available for plan benefits. Net appreciation (depreciation) consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

     Interest and Dividend Recognition

     Interest income and expense are recorded as earned or incurred. Common stock dividend income is recorded on the ex-dividend date. Dividends on the shares of preferred stock are recorded as declared. Preferred stock dividends are cumulative, in the amount of eight percent per annum, from the date of their original issuance.

     Financial Instruments

     The Plan has investments and notes payable which are considered financial instruments. The investments are carried at fair value. The fair value of notes payable, as determined through information obtained from banking sources and management estimates, approximates their carrying value.
2.   Description of Plan and Benefits:

     The Plan is a noncontributory stock ownership plan available to all U. S. salaried and hourly employees of Kysor Industrial Corporation (the "Company") not covered by a collective bargaining agreement. The Plan is designed to invest primarily in the preferred stock and common stock of the Company and is intended to meet the requirements of Section 141 of the Revenue Act of 1978, as amended, and Section 401(a) of the Internal Revenue Code of 1954, as amended.

     On February 24, 1989, the Plan purchased 820,513 shares of newly issued eight percent cumulative Series A Convertible Voting Preferred Stock, $24.375 stated value per share ("Convertible Stock"), from the Company. The Plan's purchase of preferred stock was financed by a loan from the company which issued a $20,000,000, 15-year ESOP note to raise necessary funds. The Plan pledges all such Convertible Stock as collateral for the purpose of securing payment and performance of all obligations and indebtedness of the Plan pursuant to the exempt loan agreement. The Company will service the debt obligation plus interest primarily through the distribution of preferred stock dividends. In 1993, 1992 and 1991, dividends on preferred stock of $1,587,000, $1,593,000 and $1,597,000, plus $85,000, $79,000 and $75,000 of additional contributions, respectively, were received from the Company. The Convertible Stock may be voluntarily converted at the option of the Plan into shares of the Company's common stock on a one-for-one basis, subject to certain antidilution adjustments. The Convertible Stock is subject to redemption by the Company generally beginning March 1, 1992.

     As the debt is serviced, a proportionate number of shares will be allocated among plan participants based on participants' compensation levels. At December 31, 1993, 1992 and 1991,
     663,588, 699,051 and 734,514 shares, respectively, were unallocated to plan participants.

     During 1985, the Plan purchased 357,668 shares of the Company's common stock. The Plan's purchase was financed through a bank loan, guaranteed by the Company. Over a period of 10 years, the Company will repay the cost of the shares plus interest.
     As the loan is repaid, the proportionate number of shares will be allocated among plan participants based upon participants' compensation levels. At December 31, 1993, 1992 and 1991, 71,530, 107,297 and 143,064 shares, respectively, of common stock of the Company remained unallocated to plan participants. The Company's contributions will vest over 7 years, beginning with 20 percent vesting after 3 years and 20 percent vesting each year thereafter. Forfeitures will be allocated among the accounts of all eligible participants for that year. The Company is obligated to make contributions to the Plan which, when aggregated with the Plan's dividends and interest earnings, equal the amount necessary to enable the Plan to make its regularly scheduled payments of principal and interest due on its notes payable.

     Upon termination or retirement, the balance in a participant's account may be distributed in cash or in shares of the Company's common stock at the participant's option. During 1993, 1992 and 1991, the Plan(s) distributed 4,578 shares, 5,955 shares and 1,546 shares, respectively, of the Company's common stock to withdrawing participants. Additionally, 4,448 shares of preferred stock were converted into common stock during 1993.


3.   Investments:

The following is a summary of plan assets at December 31:

                                      1993                      1992
                                Market                    Market
                                 Value       Cost          Value       Cost

Kysor Industrial Corporation
 common stock, 341,201
 shares in 1993 and 351,996
 shares in 1992              $ 5,928,368  $ 3,259,424  $ 6,423,927  $ 3,429,119

Kysor Industrial Corporation
 preferred stock, 810,164
 shares in 1993 and 814,612
 shares in 1992               19,849,006   19,747,748   19,856,162   19,856,162

Short-term investments            35,705       35,705       33,591       33,591

                             $25,813,079  $23,042,877  $26,313,680  $23,318,872





4.   Tax Status:

     The United States Treasury Department advised on August 8, 1989 that the Plan constitutes a qualified trust under
     Section 401(a) of the Internal Revenue Code and, therefore, is exempt from federal income taxes under the provisions of
     Section 501(a). The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.


5.   Notes Payable:

Notes payable consist of the following:

                                                       1993           1992

Loan from Kysor Industrial Corporation,
 $1,250,000 semiannual principal pay-
 ments, starting July 25, 1996, plus
 interest payable quarterly at 8.36
 percent                                         $  20,000,000  $  20,000,000

Note payable to National Bank of Detroit,
 $174,363 semiannual principal payments,
 through September 30, 1995, plus interest
 payable quarterly at 7.0 percent                      697,453      1,046,179

Total notes payable                              $  20,697,453  $  21,046,179


6.     Administrative Expenses:

       Administrative expenses of the Plan are paid by the Company.


7.     Plan Termination Priorities:

       The Company has no intention of terminating the Plan.
       However, conditions which would cause plan termination are specified in the plan agreement. Upon termination of the Plan, the assets of the Plan would continue to be applied for the exclusive benefit of participants and/or their beneficiaries, as directed by the Committee.





                           KYSOR INDUSTRIAL CORPORATION
                          EMPLOYEE STOCK OWNERSHIP PLAN

           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                             as of December 31, 1993
                                    _______


                           Description of Investment
                            Including Maturity Date,
                          Rate of Interest, Collateral,                 Current
Identity of Issuer            Par or Maturity Value        Cost           Value

Kysor Industrial Corp.  Common stock, 341,201 shares   $ 3,259,424 $ 5,928,368*

Kysor Industrial Corp.  Preferred stock, 810,164 shares 19,747,748  19,849,006*

Old Kent Bank           Collective Investment Fund          35,705       35,705

                                                       $23,042,877  $25,813,079


         *Represents investments in excess of five percent of net assets available for plan benefits.






                                KYSOR INDUSTRIAL CORPORATION
                                EMPLOYEE STOCK OWNERSHIP PLAN

                       ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                            for the year ended December 31, 1993
                                           _______

					                                                           Expenses
                                                                                                   Incurred
                                                Number of       Number of     Purchase    Selling     with        Cost of  Net Gain
Party Involved     Description of Asset         Transactions     Shares         Price       Price  Transactions*  Asset    or (Loss)

Old Kent Bank      Old Kent Bank Money Market Funds:
                     Total assets purchased          98          249,683       $249,683                           $249,683     -
                     Total assets sold               16          247,569                 $247,569                  247,569

                                                    114          497,252       $249,683  $247,569                 $497,252     -

         Total reportable transactions              114          497,252       $249,683  $247,569                 $497,252    -

<F1>
Note:

The above transactions include transactions with respect to the same issue of securities, which, when aggregated, exceeded five percent of the Plan's assets.

 *Information regarding expenses incurred with each transaction was not available from the trustee.
